INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-32681 and 333-89839 of Sun Bancorp, Inc. on Form S-8 of our report dated February 1, 2002 (March 21, 2002 as to Note 24), incorporated by reference in this Annual Report on Form 10-K of Sun Bancorp, Inc. for the year ended December 31, 2001.


/s/ DELOITTE & TOUCHE LLP
-------------------------
Philadelphia, Pennsylvania
March 28, 2002